Exhibit 99.1

ROCKLAND TRUST COMPANY APPOINTS GERARD F. NADEAU AS PRESIDENT

Rockland, Massachusetts (March 16, 2017) - Independent Bank Corp. (Nasdaq Global Select Market: INDB), parent of Rockland Trust Company, today announced that Rockland Trust has appointed Gerard F. Nadeau as its President.

Christopher Oddleifson, who had been both the Chief Executive Officer and President of Rockland Trust, will continue to serve as the Chief Executive Officer of Rockland Trust. Mr. Oddleifson also continues to serve as both the Chief Executive Officer and President of Independent.

“The outstanding success of our commercial banking division is due to Gerry Nadeau and the team that he leads,” said Mr. Oddleifson, the Chief Executive Officer and President of Independent and the Chief Executive Officer of Rockland Trust. “I am extremely pleased that Gerry has agreed to serve as the President of Rockland Trust, and look forward to working closely with him as we continue our disciplined growth by generating new business and expanding existing customer relationships.”

Mr. Nadeau has worked for Rockland Trust in a variety of capacities since 1984, most recently serving as the Executive Vice President of Commercial Lending since 2007. In his new role as President Mr. Nadeau will continue to be responsible for all of Rockland Trust’s commercial lending activities. Mr. Nadeau is active in several professional and community organizations, including his service as: an officer and board member of Southeastern Economic Development Corporation, an economic development corporation serving Massachusetts and Rhode Island which provides technical assistance and makes small business loans; President of the Southeastern Massachusetts Affordable Housing Group; a board member of the Brockton Boys & Girls Club; Chair of the Metro South Chamber of Commerce; a board member of the Montello Affordable Housing Corp.; a member of the Executive Committee for Development at Stonehill College; and, as a board and executive committee member of the Old Colony YMCA.

Independent and Rockland Trust also today each appointed Mr. Nadeau to their Board of Directors. Independent appointed Mr. Nadeau as a Class II Director, with a term expiring at Independent’s 2019 Annual Shareholder Meeting.

“We are thrilled to welcome Gerry to both our holding company and bank Board of Directors,” said Donna L. Abelli, Chair of both the Independent Bank Corp. and Rockland Trust Board. “His commercial lending expertise will strengthen our Board and assist with the continued growth of Rockland Trust.”

“Having devoted my professional career to Rockland Trust, it is truly an honor to be named President,” said Mr. Nadeau. “We listen to the needs of businesses and their owners, and value the personal relationships we have with them. I look forward to working with our Chief Executive Officer Chris Oddleifson, our fellow directors, and my other colleagues to perpetuate the success of Rockland Trust.”

Mr. Nadeau graduated from Bentley University with a Bachelor’s of Science degree in Marketing Management and an Associate degree in Accounting. Mr. Nadeau, who is 58 years old, lives in Easton, Massachusetts with his wife Diane, with whom he has three adult children.

About Independent Bank Corp.
Independent Bank Corp. has $7.7 billion in assets. Independent is the holding company for Rockland Trust Company, a full-service commercial bank headquartered in Massachusetts. Rockland Trust offers a wide range of banking, investment, and insurance services to businesses and individuals through retail branches, commercial lending offices, investment management offices, and residential lending centers located in Eastern Massachusetts and Rhode Island, as well as through telephone banking, mobile banking, and the internet. Rockland Trust is an FDIC Member and an Equal Housing Lender. To find out why Rockland Trust is the bank “Where Each Relationship Matters®”, visit www.RocklandTrust.com.

Forward Looking Statements
This press release contains certain “forward-looking statements” with respect to the financial condition, results of operations and business of the Independent Bank Corp. (the “Company”). These statements may be identified by such forward-looking terminology as “expect,” “achieve,” “plan,” “believe,” “future,” “positioned,” “continued,” “will,” “would,” “potential,” or similar statements or variations of such terms. Actual results may differ from those contemplated by these forward-looking statements. The Company wishes to caution readers not to place undue reliance on any forward-looking statements as the Company’s business and its forward-looking statements involve substantial known and unknown risks and uncertainties included in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (“Risk Factors”). Except as required by law, the Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise. Any public statements or disclosures by the Company following this release which modify or impact any of the forward-looking statements contained in this release will be deemed to modify or supersede such statements in this release. In addition to the information set forth in this press release, you should carefully consider the Risk Factors.

Investor and Media Contacts
Investor:	Media:
Robert D. Cozzone	Ellen Molle
Chief Financial Officer	(617) 922-5952
(781) 982-6723	ellen.molle@rocklandtrust.com
Robert.Cozzone@rocklandtrust.com